Exhibit 99.1

Adamas Reports First Quarter 2020 Financial Results
First quarter 2020 GOCOVRI® product sales of $14.5 million, a 24% increase over first quarter 2019
Total paid prescriptions grew approximately 24% to 7,210 over first quarter 2019

EMERYVILLE, Calif., May 7, 2020 -- Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a company dedicated to developing and delivering medicines that make a meaningful difference to people affected by neurological diseases, today reported financial results for the first quarter ended March 31, 2020, as well as recent corporate highlights.
“In the first quarter of 2020, we continued to make progress executing on our strategic priorities and treating Parkinson’s disease patients with dyskinesia and OFF, as we implemented a number of actions in response to the COVID-19 pandemic,” said Neil F. McFarlane, Chief Executive Officer. “While we expect some short-term challenges as we progress through 2020, we continue to optimize the opportunity for GOCOVRI and position Adamas for long-term growth. Our focus remains on the patients who rely on us, while ensuring the health and safety of our employees, their families, and our business partners. ”
Recent highlights
•GOCOVRI product sales were $14.5 million in the first quarter of 2020, an increase of 24% as compared to $11.7 million in the first quarter of 2019.
•Total paid prescriptions (TRx) of GOCOVRI were approximately 7,210 in the first quarter of 2020, an increase over approximately 5,820 TRx in the first quarter of 2019 and 7,160 TRx in the fourth quarter of 2019. GOCOVRI continued to benefit from strong patient persistence of 45%-50% at 12 months in the first quarter of 2020.
•New paid prescriptions (NRx) of GOCOVRI were approximately 500 in the first quarter of 2020.
•Sufficient inventory of GOCOVRI to address patients’ needs into late 2021 with recently completed manufacturing campaign.
•The assessment of ADS-5102 for multiple sclerosis patients with walking impairment, which includes FDA engagement, remains on track to be completed in the second quarter of 2020.
Financial results
Product sales
GOCOVRI product sales were $14.5 million for the first quarter of 2020, up 24% compared to $11.7 million in the same period in 2019. Gross-to-net in both periods reflect annual insurance plan resets, including the Medicare Part D coverage gap.
Research and Development (R&D) expenses
R&D expenses for the first quarter of 2020 were $2.5 million, compared to $10.2 million for the same period in the prior year. R&D expenses in the first quarter of 2020 substantially relate to the continued clinical development and evaluation of the ADS-5102 program. The decrease in R&D expenses from the prior year quarter was primarily due to the completion of the Phase 3 INROADS trial for the treatment of multiple sclerosis patients with walking impairment at the end of 2019.

Selling, General and Administrative (SG&A) expenses
SG&A expenses for the first quarter of 2020 were $24.6 million, compared to $27.7 million for the same period in the prior year. SG&A expenses in the first quarter of 2020 were primarily attributable to sales force costs and external spend dedicated to GOCOVRI commercialization and the related administrative support. The moderate decrease from prior year quarter was primarily attributable to fluctuations in administrative costs.
Net loss
Net loss was $16.6 million, or $0.59 per share, basic and diluted, for the first quarter of 2020, compared to a net loss of $29.7 million, or $1.08 per share, basic and diluted, for the first quarter of 2019. Net loss for the first quarters of 2020 and 2019 included $1.5 million and $3.4 million, respectively, in non-cash stock-based compensation expense.
Cash and investments
As of March 31, 2020, the Company had $115.3 million of cash, cash equivalents and available-for-sale securities, compared to $132.6 million at December 31, 2019.
Full year 2020 expense guidance
The Company is reducing its full year 2020 guidance for SG&A and reaffirming guidance for R&D and stock-based compensation expenses as set forth below:

	Current Full Year 2020	Previous Full Year 2020
R&D expenses[1]	$10 million -- $15 million	$10 million -- $15 million
SG&A expenses[2]	$105 million -- $115 million	$110 million -- $120 million
Total operating expenses[3]	$115 million -- $130 million	$120 million -- $135 million
1Includes stock-based compensation expense of $1 million.
2Includes stock-based compensation expense of $9 million.
3Includes stock-based compensation expense of $10 million.

Investor conference call and webcast
Adamas will host a conference call and webcast today, May 7, 2020, at 5:00 p.m. ET (2:00 p.m. PT). The conference call may be accessed by dialing (844) 215-3280 (U.S./Canada) or (484) 747-6383 (international) using the ID 3483897. The webcast can be accessed live via the investor section of the Adamas website at http://ir.adamaspharma.com/events-presentations and will be available for replay until August 7, 2020.
About GOCOVRI®
GOCOVRI® (amantadine) extended release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. It is also the only medicine clinically proven to reduce both dyskinesia and OFF.
Taken once daily at bedtime, GOCOVRI provides an initial lag and a slow rise in amantadine concentration during the night, resulting in a high concentration from the morning and throughout the waking day. Additionally, in the clinical trials, the adjunctive use of GOCOVRI did not require dose changes to dopaminergic therapies. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, falls and orthostatic hypotension.
For more information about GOCOVRI, please visit www.GOCOVRI.com.
About Adamas Pharmaceuticals, Inc.
At Adamas, our purpose and vision are clear: deliver innovative medicines that make a clinically meaningful difference for patients, caregivers and society. We are a fully-integrated company focused on growing a portfolio of therapies to address a range of neurological diseases. For more information, please visit www.adamaspharma.com.
Forward-looking statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations of its full year 2020 expenses, and its expectations to assess the value and potential pathway for ADS-5102 for multiple sclerosis patients with walking impairment and provide a further update by the end of the second quarter of 2020. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2020, particularly under the caption “Risk Factors.” In addition, the impact that the current COVID-19 pandemic is having and will have on demand for GOCOVRI, and the unknown duration and severity of the COVID-19 pandemic, add additional risk and uncertainty to these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release, except as required by law.

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Contact:

Investors:	Media:
Peter Vozzo	Sarah Mathieson
Westwicke	Vice President of Corporate Communications
443-213-0505	510-450-3528
peter.vozzo@westwicke.com	smathieson@adamaspharma.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenues:
Product sales	$14,481	$11,665
Costs and operating expenses:
Cost of product sales	572	413
Research and development	2,465	10,214
Selling, general and administrative, net	24,552	27,688
Total costs and operating expenses	27,589	38,315
Loss from operations	(13,108)	(26,650)
Interest and other income, net	84	723
Interest expense	(3,624)	(3,731)
Net loss	$(16,648)	$(29,658)
Net loss per share, basic and diluted	$(0.59)	$(1.08)
Weighted average shares used in computing net loss per share, basic and diluted	28,030	27,453

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	March 31, 2020	December 31, 2019
Cash, cash equivalents, and available-for-sale securities	$115,282	$132,607
Total assets	144,311	162,158
Total current liabilities	23,778	26,948
Long-term debt	126,065	125,674
Total liabilities	160,164	163,051
Total stockholders’ deficit	(15,853)	(893)